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                     January 12, 2023

       Edward Siegel
       Chief Financial Officer
       Seaport Calibre Materials Acquisition Corp.
       360 Madison Avenue, 23rd Floor
       New York, NY 10017

                                                        Re: Seaport Calibre
Materials Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 30,
2022
                                                            File No. 001-40975

       Dear Edward Siegel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Will Burns, Esq.